Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Supervisory Board

DaimlerChrysler AG:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of DaimlerChrysler AG of our report dated February 23, 2006, with respect to the consolidated balance sheets of DaimlerChrysler AG as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the DaimlerChrysler AG Annual Report on Form 20-F for the year ended December 31, 2005. Our reports refers to the change in DaimlerChrysler’s method of accounting for conditional asset retirement obligations in 2005, the change in DaimlerChrysler’s method of accounting for stock-based compensation in 2003, and DaimlerChrysler’s adoption of FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities — an interpretation of ARB No. 51,” in 2003.

KPMG Deutsche Treuhand-Gesellschaft

Aktiengesellschaft

Wirtschaftsprüfungsgesellschaft

Stuttgart, Germany

May 17, 2006